UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2006

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2006, Circor International, Inc. (the “Company”) entered into Amendment No. 1 to Credit Agreement (the “Amendment”), amending the original Credit Agreement dated as of December 20, 2005, by and among the Company, as Borrower; certain domestic subsidiaries of the Company, as Subsidiary Guarantors; the Lenders party thereto; KeyBank National Association, as Administrative Agent; and Bank of America, NA, as Syndication Agent. The primary purpose of the Amendment was to increase the maximum amount of the revolving commitment from $95 million to $125 million and to increase the letter of credit commitment amount from $20 million to $40 million. The Amendment also amends the covenants of the Credit Agreement to allow the Company to incur up to $80 million of additional indebtedness beyond amounts borrowed under the Credit Agreement. The original agreement limited such additional indebtedness to $10 million. Other material terms and conditions of the original Credit Agreement remain unchanged. As of the date of this current report, there was a total of $64.6 million of loans outstanding under the revolving credit facility and approximately an additional $19.4 million outstanding under letters of credit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIRCOR INTERNATIONAL, INC.

Date: October 23, 2005	/s/ Kenneth W. Smith
By: Kenneth W. Smith Vice President and Chief Financial Officer